Filed Pursuant to Rule 433

Registration Statement No. 333-213265-01

BofA Finance LLC Contingent Income Issuer Callable Yield Notes Fully and Unconditionally Guaranteed by Bank of America Corporation Terms of the Notes The Contingent Income Issuer Callable Yield Notes Linked to the Least Performing of the Dow Jones Industrial AverageR, the Russell 2000R Index and the Nasdaq]100R Index (the gNotesh) provide a semiannual Contingent Coupon Payment of $43.00 (set on the pricing date) on the applicable Contingent Payment Date if, on the related semi]annual Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier. Beginning on November 22, 2019, on each Call Date, we have the right to redeem all, but not less than all, of the Notes at 100% of the principal amount, together with the relevant Contingent Coupon Payment, if payable. No further amounts will be payable following an Optional Early Redemption. If the Notes are not called, at maturity you will receive the Redemption Amount, calculated as described under gRedemption Amount Determinationh. Issuer: BofA Finance LLC (gBofA Financeh) Guarantor: Bank of America Corporation (gBACh) Term: Approximately 6 years, unless previously called. Underlyings: The Dow Jones Industrial AverageR, the Russell 2000R Index and the Nasdaq] 100R Index Pricing and Issue Dates*: May 22, 2019 and May 28, 2025, respectively Observation Datesõ*: Please see the Preliminary Pricing Supplement for further details. Coupon Barrier: For each Underlying, 70% of its Starting Value. Call Dates*: The semi]annual Contingent Payment Dates beginning on November 27, 2019 and ending on November 27, 2024. Threshold Value: For each Underlying, 60% of its Starting Value. Contingent Coupon Payment*: If, on any semi]annual Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of $43.00 per $1,000 in principal amount (a rate of 4.30% semi]annually or 8.60% per annum) on the applicable semi]annual Contingent Payment Date. Optional Early Redemption: On any Call Date, we have the right to redeem all, but not less than all, of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Date. Early Redemption Amount: For each $1,000 principal amount of Notes, $1,000 plus the applicable Contingent Coupon Payment. Initial Estimated Value Range: $970]$994 per Note. Underwriting Discount:* $6.00 (0.60% of the public offering price) per Note. CUSIP: 09709TQT1 Preliminary Pricing Supplement: [*] * Subject to change prior to the Pricing Date. õ Subject to adjustment. Please see the Preliminary Pricing Supplement for further details. Redemption Amount Determination (assuming the Notes have not been called) Hypothetical Returns at Maturity Underlying Return of the Least Performing Underlying Redemption Amount per Note Return on the Notes(1) 60.00% $1,043.00(2) 4.30% 50.00% $1,043.00 4.30% 40.00% $1,043.00 4.30% 30.00% $1,043.00 4.30% 20.00% $1,043.00 4.30% 10.00% $1,043.00 4.30% 5.00% $1,043.00 4.30% 2.00% $1,043.00 4.30% 0.00% $1,043.00 4.30% ]10.00% $1,043.00 4.30% ]20.00% $1,043.00 4.30% ]30.00%(3) $1,043.00 4.30% ]35.00% $1,000.00 0.00% ]40.00%(4) $1,000.00 0.00% ]40.01% $599.90 ]40.01% ]50.00% $500.00 ]50.00% ]100.00% $0.00 ]100.00% (1) The gReturn on the Notesh is calculated based on the Redemption Amount and final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity. (2) This amount represents the sum of the principal amount and the final Contingent Coupon Payment. (3) This is the Underlying Return which corresponds to the Coupon Barrier of the Least Performing Underlying. (4) This is the Underlying Return which corresponds to the Threshold Value of the Least Performing Underlying. Yes No You will receive per $1,000 Note: $1,000. In addition, if the Ending Value of the Least Performing Underlying is greater than its Coupon Barrier, then you will receive the final Contingent Coupon Payment. You will receive per $1,000 Note: $1,000 + ($1,000 x Underlying Return of the Least Performing Underlying) In this case the Redemption Amount will be less than 60% of the principal amount and could be zero. Is the Ending Value of the Least Performing Underlying greater than or equal to its Threshold Value?

BofA Finance LLC Contingent Income Auto]Callable Yield Notes Fully and Unconditionally Guaranteed by Bank of America Corporation Risk Factors . Your investment may result in a loss; there is no guaranteed return of principal. . Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes . The Notes are subject to Optional Early Redemption. . You may not receive any Contingent Coupon Payments and the Notes do not provide for any regular fixed coupon payments. . Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. . Any payments on the Notes are subject to the credit risk of BofA Finance and the Guarantor, and actual or perceived changes in BofA Finance or the Guarantorfs creditworthiness are expected to affect the value of the Notes. . The public offering price you pay for the Notes will exceed their initial estimated value. .. We cannot assure you that a trading market for your Notes will ever develop or be maintained. . The Contingent Coupon Payment or Redemption Amount, as applicable, will not reflect the levels of the Underlyings other than on the Observation Dates. . Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose some or all of your principal amount even if the Observation Value or Ending Value of one Underlying is always greater than or equal to its Threshold Value, as applicable. . The Notes are subject to risks associated with small]size capitalization companies. . The notes are subject to risks associated with foreign securities markets. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase. Please see the Preliminary Pricing Supplement for complete product disclosure, including related risks and tax disclosure. This fact sheet is a summary of the terms of the Notes and factors that you should consider before deciding to invest in the Notes. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read this fact sheet together with the Preliminary Pricing Supplement dated May 8, 2019, Product Supplement EQUITY]1 dated January 24, 2017 and Prospectus Supplement and Prospectus dated November 4, 2016 to understand fully the terms of the Notes and other considerations that are important in making a decision about investing in the Notes. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the Preliminary Pricing Supplement. Alternatively, BofA Finance, any agent or any dealer participating in this offering will arrange to send you the Preliminary Pricing Supplement, Product Supplement EQUITY]1 and Prospectus Supplement and Prospectus if you so request by calling toll]free at 1]800]294]1322.